Exhibit 10.24
BIOTROVE, INC.
DIRECTOR COMPENSATION POLICY
     The Compensation Committee (the “Compensation Committee”) of the Board of Directors of BioTrove, Inc. (the “Company”) has approved the following policy which establishes compensation to be paid to non-employee directors of the Company, effective as of the Company’s initial public offering, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors. Each such director will receive as compensation for his or her services cash and equity compensation, all as further set forth herein.
Applicable Persons
     This Policy shall apply to each director of the Company who is an Independent Director as defined pursuant to Nasdaq Marketplace Rule 4200(a)(15) (each, an “Outside Director”).
Annual Fee
     Each Outside Director shall receive annual compensation consisting of cash and equity, to be issued pursuant to the terms of the Company’s 2008 Employee, Director and Consultant Stock Plan (the “Stock Plan”), as follows:
•	$55,000 cash; and

•	an equity award equal to $70,000 determined on the grant date using the Black-Scholes method and in such form of award under the Stock Plan as shall be determined by the Compensation Committee at the time of grant.
     Cash Payments
     Any cash portion to be paid to an Outside Director shall be paid quarterly in arrears as of the last day of each calendar quarter. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rata basis through his or her last day of service.
     In the event any Outside Director is prohibited from receiving cash payments, he or she will be entitled to receive shares of the Company’s common stock in lieu of such cash payment on the date that the cash payments would otherwise be made.
     Equity Awards
     All equity awards shall be granted at the first meeting of the Compensation Committee following the end of each fiscal year ended December 31, or if no such meeting of the Compensation Committee shall occur before March 15 of the applicable year, by unanimous written consent dated March 15 of that year.

     Upon the effective date of the Company’s initial public offering, each Outside Director shall be granted an award under the Stock Plan equal to the pro rata portion of $70,000 calculated based on the number of days from the effective date of the Company’s initial public offering until February 28 of the next calendar year and divided by 360.
     Provisions Applicable to Awards
     Each award shall vest either monthly, quarterly or yearly, but vest completely within one year from the date of the grant, subject to the Outside Director’s continued service on the Board of Directors; provided that such award shall become fully vested immediately prior to a change in control of the Company. The terms of such grant shall be evidenced by an agreement to be entered into between the Company and the Outside Director in accordance with the Stock Plan.
Initial Fees For Newly Appointed or Elected Directors
     On the last day of the first fiscal quarter following an Outside Director’s first election or appointment to the Board of Directors after the Company’s initial public offering, such Outside Director shall receive his or her quarterly cash compensation prorated in accordance with the terms of this Policy from the beginning of the calendar quarter in which he or she was initially appointed or elected and payable as set forth above. Additionally, such Outside Director shall receive a prorated equity award from the date he or she was initially appointed or elected through February 28 of the next calendar year and divided by 360.
Board Committee Compensation
     The Chairman of the Board shall receive an annual fee of $25,000, the Chairman of the Audit Committee shall receive an annual fee of $15,000 and the Chairman of the Compensation Committee shall receive an annual fee of $10,000. Payment shall be made quarterly in arrears on the last day of each calendar quarter and upon death, resignation or removal, payment shall be made pro rata through the last day of service.
Expenses
     Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors, Committees thereof or in connection with other Board related business.
Amendments
     The Compensation Committee shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.

*	Effective as of the completion of the Company’s initial public offering.